Exhibit 99.1

Contact:	Joel S. Marcus
Chairman, Chief Executive Officer, & Founder
Alexandria Real Estate Equities, Inc.
(626) 578-9693

Alexandria Real Estate Equities, Inc.

Reports

Third Quarter Ended September 30, 2012

 Financial and Operating Results

FFO Per Share – Diluted of $1.08 and $3.18 for Three and Nine Months Ended 3Q12

EPS – Diluted of $0.17 and $0.75 for Three and Nine Months Ended 3Q12

Significant Progress Converting Non-Income-Producing Assets into Income-Producing Operating Assets

*******This earnings release was initially released on October 26, 2012, and re-released on October 29, 2012, without modification. *******

PASADENA, CA. – October 26, 2012 – Alexandria Real Estate Equities, Inc. (NYSE: ARE) today announced financial and operating results for the third quarter ended September 30, 2012.

Third Quarter Ended September 30, 2012, Highlights

Results

•                   Funds From Operations (“FFO”) Attributable to Alexandria Real Estate Equities, Inc.’s Common Stockholders – Diluted, for the Three Months Ended September 30, 2012, was $67.1 Million, or $1.08 Per Share;  FFO Attributable to Alexandria Real Estate Equities, Inc.’s Common Stockholders – Diluted, for the Nine Months Ended September 30, 2012, was $196.8 Million, or $3.18 Per Share

•                   Adjusted Funds From Operations (“AFFO”) Attributable to Alexandria Real Estate Equities, Inc.’s Common Stockholders – Diluted, for the Three Months Ended September 30, 2012, was $65.0 Million, or $1.04 Per Share;  AFFO Attributable to Alexandria Real Estate Equities, Inc.’s Common Stockholders – Diluted, for the Nine Months Ended September 30, 2012, was $191.4 Million, or $3.09 Per Share

•                   Net Income Attributable to Alexandria Real Estate Equities, Inc.’s Common Stockholders – Diluted, for the Three Months Ended September 30, 2012, was $10.6 Million, or $0.17 Per Share; Net Income Attributable to Alexandria Real Estate Equities, Inc.’s Common Stockholders – Diluted, for the Three Months Ended September 30, 2012, Excluding $9.8 Million, or $0.16 Per Share, Related to Impairment of Real Estate, and Excluding $1.6 Million, or $0.03 Per Share, Related to Gain on Sale of Real Estate, was $18.8 Million, or $0.30 Per Share;  Net Income Attributable to Alexandria Real Estate Equities, Inc.’s Common Stockholders – Diluted, for the Nine Months Ended September 30, 2012, was $46.6 Million, or $0.75 Per Share; Net Income Attributable to Alexandria Real Estate Equities, Inc.’s Common Stockholders – Diluted, for the Nine Months Ended September 30, 2012, Excluding $9.8 Million, or $0.16 Per Share, Related to Impairment of Real Estate, Excluding $2.2 Million, or $0.03 Per Share, Related to Loss on Early Extinguishment of Debt, and Excluding $1.6 Million, or $0.03 Per Share, Related to Gain on Sale of Real Estate, was $57.0 Million, or $0.91 Per Share

Core Operating Metrics

•                   Total Revenues for the Three Months Ended September 30, 2012, were $145.5 Million, Compared to Total Revenues for the Three Months Ended September 30, 2011, of $138.1 Million; Total Revenues for the Nine Months Ended September 30, 2012, were $431.9 Million, Compared to Total Revenues for the Nine Months Ended September 30, 2011, of $409.0 Million

•                   Net Operating Income (“NOI”) for the Three Months Ended September 30, 2012, was $100.8 Million, Compared to NOI for the Three Months Ended September 30, 2011, of $97.2 Million; NOI for the Nine Months Ended September 30, 2012, was $304.0 Million, Compared to NOI for the Nine Months Ended September 30, 2011, of $291.0 Million

•                   Operating Margins at 69% for the Three Months Ended September 30, 2012

•                   Cash and GAAP Same Property Net Operating Income Increase of 4.3% and Decrease of 0.9%, Respectively, for the Three Months Ended September 30, 2012

•                   Cash and GAAP Same Property Net Operating Income Increase of 2.6% and Decrease of 0.8%, Respectively, for the Nine Months Ended September 30, 2012

•                   48% of Annualized Base Rent from Investment-Grade Client Tenants

•                   During the Three Months Ended September 30, 2012, Executed 47 Leases for 732,000 Rentable Square Feet, Including 266,000 Rentable Square Feet of Development and Redevelopment Space; Rental Rate Decrease of 2.9% and Increase of 7.6% on a Cash and GAAP Basis, Respectively, on Renewed/Re-Leased Space

•                   During the Nine Months Ended September 30, 2012, Executed 146 Leases for 2,603,000 Rentable Square Feet, Including 829,000 Rentable Square Feet of Development and Redevelopment Space; Rental Rate Decrease of 1.9% and Increase of 5.9% on a Cash and GAAP Basis, Respectively, on Renewed/Re-Leased Space; Excluding One Lease for 48,000 Rentable Square Feet Related to One Client Tenant in the Research Triangle Park Market and One Lease for 71,000 Rentable Square Feet Related to One Client Tenant in the Suburban Washington, D.C. Market, Rental Rates for Renewed/Re-Leased Space were, on Average, 0.1% Higher and 7.3% Higher than Rental Rates for Expiring Leases on a Cash and GAAP Basis, Respectively

•                   Occupancy Percentage for North America Operating Properties of 94.2% and Occupancy Percentage for North America Operating and Redevelopment Properties of 90.0%; Occupancy Percentage for All Operating Properties of 93.0%, Including Asia Properties, and Occupancy Percentage for All Operating and Redevelopment Properties of 88.3%, Including Asia Properties

Value-Added Opportunities and External Growth

•                   From November 2011 to September 2012, Completed Redevelopment of 10300 Campus Point Drive, Located in the San Diego Market, a 96% Leased Project with 279,138 Rentable Square Feet, Including the Completion of 189,562 Rentable Square Feet in September 2012

•                   In September 2012, Completed Development of 4755 Nexus Center Drive, Located in the San Diego Market, a 100% Leased Project with 45,255 Rentable Square Feet

•                   In June 2012, Completed Redevelopment of 3530/3550 John Hopkins Court, Located in the San Diego Market, a 100% Leased Project with 98,320 Rentable Square Feet

•                   In April 2012, Completed Development Located in the Canadian Market, a 100% Leased Project with 26,426 Rentable Square Feet

•                   In April 2012, Commenced Unconsolidated Joint Venture Development of 360 Longwood Avenue, Located in the Greater Boston Market, a 37% Pre-Leased Project with 414,000 Rentable Square Feet

•                   In January 2012, Commenced Development of 259 East Grand Avenue, Located in the San Francisco Bay Market, a 100% Pre-Leased Building with 170,618 Rentable Square Feet

ALEXANDRIA REAL ESTATE EQUITIES, INC. ALL RIGHTS RESERVED © 2012	1

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Third Quarter Ended September 30, 2012, Financial and Operating Results

(Unaudited)

Significant Balance Sheet Milestones

•                   Completed $75.1 Million of Asset Sales Year to Date with Additional $34.0 Million of Land Sales Forecasted in Fourth Quarter 2012 for a Total of $109.1 Million; Additional $84.5 Million Sales of Income-Producing Assets in Process

•                   Established an “At The Market” Common Stock Offering Program Under Which We May Sell Up to $250.0 Million of Our Common Stock; and Raised $98.4 Million in Net Proceeds from Sales Under This Program for the Nine Months Ended September 30, 2012, including $58.5 Million in Net Proceeds from Sales Under This Program for the Three Months Ended September 30, 2012

•                   In June 2012, Closed a Secured Construction Loan with Aggregate Commitments of $55 Million for a Development Project at 259 East Grand Avenue located in the San Francisco Bay Market

•                   In April 2012, Amended Our $1.5 Billion Unsecured Senior Line of Credit to Reduce Its Interest Rate and Extend Its Maturity Date to April 2017, Assuming We Exercise Our Sole Right to Extend the Maturity Date Twice

•                   In April 2012, Redeemed All $129.6 Million of Our Outstanding 8.375% Series C Preferred Stock

•                   In March 2012, Completed a 6.45% Series E Preferred Stock Offering with Net Proceeds of $124.9 Million

•                   In February 2012, Completed Our Debut 4.60% Unsecured Senior Notes Offering with Net Proceeds of $544.6 Million; Net Proceeds from the Offering Were Used to Repay Certain Outstanding Variable Rate Bank Debt

•                   In February 2012, Repaid All $250 Million of Our 2012 Unsecured Senior Bank Term Loan

•                   In January and April 2012, Retired All $84.8 Million of Our 3.70% Unsecured Senior Convertible Notes

Events Subsequent to Quarter End

•                   In the Fourth Quarter of 2012, We Expect to Commence Vertical Construction of the Ground-Up Development of 430 East 29th Street, the West Tower of the Alexandria Center™ for Life Science – New York City, a Project with 419,806 Rentable Square Feet Located in the Greater NYC Market

VALUE-ADDED OPPORTUNITIES AND EXTERNAL GROWTH

Development and redevelopment

As of September 30, 2012, 96% of our overall leases contained annual rent escalations that were either fixed or based on a consumer price index or another index.  Our initial stabilized yield on a cash basis reflects cash rents upon stabilization and does not reflect contractual rent escalations beyond the stabilization date.  We expect, on average, our contractual cash rents related to our value-added projects to increase over time.  Initial stabilized yield is calculated as the quotient of net operating income and our investment in the property at stabilization (“Initial Stabilized Yield”).

During the three and nine months ended September 30, 2012, we executed leases aggregating 266,000 and 829,000 rentable square feet, respectively, related to our development and redevelopment projects.

In the fourth quarter of 2012, we expect to commence a ground-up development of a multi-tenant laboratory building with 419,806 rentable square feet at 430 East 29th Street, the West Tower of the Alexandria Center™ for Life Science – New York City.  We expect to provide an estimate of our Initial Stabilized Yields next quarter upon commencement of ground-up development.

From November 2011 to September 2012, we completed the redevelopment of 279,138 rentable square feet, including the completion of 189,562 rentable square feet in September 2012, at 10300 Campus Point Drive, located in the San Diego market.  This property is a multi-tenant campus with 449,759 rentable square feet that is 96% leased to (1) Eli Lilly and Company, (2) The Regents of the University of California, (3) Celgene Corporation, and (4) Covance Inc.  The Initial Stabilized Yield on a cash and GAAP basis for the 279,138 rentable square feet redevelopment project was approximately 7.9% and 7.7%, respectively.

In September 2012, we completed the development of 4755 Nexus Center Drive, located in the San Diego market, a single-tenant building with 45,255 rentable square feet that is 100% leased to Optimer Pharmaceuticals, Inc.  The Initial Stabilized Yield on a cash and GAAP basis for this project was approximately 6.8% and 7.5%, respectively.

In June 2012, we completed the redevelopment of 3530/3550 John Hopkins Court, located in the San Diego market, a multi-tenant campus with 98,320 rentable square feet that is 100% leased to (1) Genomics Institute of the Novartis Research Foundation, a non-profit research institute, and (2) a leading industrial biotechnology company.  The Initial Stabilized Yield on a cash and GAAP basis for this project was approximately 8.9% and 9.1%, respectively.

In April 2012, we completed the development of a building located in the Canadian market with 26,426 rentable square feet that is 100% leased to GlaxoSmithKline plc.  The Initial Stabilized Yield on a cash and GAAP basis for this project was approximately 7.7% and 8.3%, respectively.

In April 2012, we commenced ground-up development of 360 Longwood Avenue, located in the Longwood Medical Area of the Greater Boston market, our 414,000 rentable square feet unconsolidated joint venture development project that is 37% pre-leased to the Dana-Farber Cancer Institute, Inc.  Dana-Farber Cancer Institute, Inc. also has an option to lease an additional two floors of approximately 99,000 rentable square feet, or an additional 24% of the total rentable square feet of the project.  We expect to achieve an unlevered Initial Stabilized Yield on a cash and GAAP basis in a range from 8.1% to 8.5% and 8.7% to 9.1%, respectively.  Funding for this project is provided primarily by capital from our joint venture partner and a $213.2 million non-recourse secured construction loan.  Additionally, our share of the future funding is expected to be less than the $22.3 million distribution we received in March 2012, upon admittance of the new partner and refinancing of the project.

In January 2012, we commenced a ground-up development of a single-tenant building with 170,618 rentable square feet at 259 East Grand Avenue, located in the San Francisco Bay market, which is 100% pre-leased to Onyx Pharmaceuticals Inc.  We expect to achieve an Initial Stabilized Yield on both a cash and GAAP basis for this property in a range from 7.8% to 8.2%.  Funding for this project will be provided primarily by the $55 million secured construction loan we closed in June 2012.

Acquisitions

In April 2012, we acquired 3013/3033 Science Park Road located in the San Diego market, which consists of two life science laboratory buildings aggregating 176,500 rentable square feet, for approximately $13.7 million.  The property was 100% leased on a short-term basis, and thereafter, we expect to redevelop approximately 98,000 rentable square feet.  The remaining square footage will be classified as future developable square feet once the existing client tenant vacates.  We expect to provide an estimate of our Initial Stabilized Yields in the future upon commencement of development/redevelopment activity.

ALEXANDRIA REAL ESTATE EQUITIES, INC. ALL RIGHTS RESERVED © 2012	2

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Third Quarter Ended September 30, 2012, Financial and Operating Results

(Tabular dollar amounts in thousands, except per square foot amounts)

(Unaudited)

SIGNIFICANT BALANCE SHEET MILESTONES

Real estate asset sales

In September 2012, four properties aggregating 504,130 rentable square feet met the classification requirements for held for sale.  The current buyers are expected to reposition these assets and/or incur significant investments to re-tenant the properties.  During the three months ended September 30, 2012, we recorded impairment charges aggregating approximately $9.8 million to reduce the aggregate carrying value of the properties to the estimated sales price less costs to sell.

			Rentable/	Sales	Occupancy	Annualized
		Date	Developable	Price	at Date	GAAP	Sales		Gain
Description	Location	of Sale	Square Feet	per SF	of Sale	NOI (1)	Price (2)		on Sale
Land parcels and assets with a previous operating component:
1201/1209 Mercer Street (3)	Seattle	September 2012	76,029	$73	0%	$45	$5,570		$54
801 Dexter Avenue North (3)	Seattle	August 2012	120,000	$72	0%	$(96)	8,600		$55
Land parcel	Greater Boston	March 2012	(4)	$275	N/A	N/A	31,360		$1,864
Sale of land parcels and assets with a previous operating component							45,530

Income-producing properties:
200 Lawrence Drive/210 Welsh Pool Road	Pennsylvania	July 2012	210,866	$94	100%	$2,193	19,750	(5)	$103
155 Fortune Boulevard (6)	Route 495/Worcester	July 2012	36,000	$222	100%	$804	8,000		$1,350
5110 Campus Drive (6)	Pennsylvania	May 2012	21,000	$86	71%	$77	1,800		$2
Sales of income-producing properties							29,550	(7)

Completed sales subtotal							75,080

Sales in process	Various	Pending	261,000	$130	N/A	$(470)	34,000	(8)	TBD
Subtotal							109,080

Other incremental dispositions:
Sales in process (9)	Various	Pending	504,130	$174	N/A	$12,798	84,500		TBD

Total projected dispositions							$193,580

(1)	Annualized using actual year to date results as of the quarter end prior to date of sale or September 30, 2012.
(2)	Represents contractual sales price for assets sold or contractual/estimated sale price for sales in process.
(3)	Properties sold to residential developers.
(4)	In March 2012, we sold one-half of our 55% interest in a land parcel supporting a 414,000 rentable square feet project for approximately $31.4 million, or approximately $275 per rentable square foot.
(5)

Sales price reflects the near-term lease expiration of a client tenant occupying 38,513 rentable square feet, or 18% of the total rentable square feet, on the date of sale. In connection with the sale, we received an interest-only secured note receivable for $6.1 million due in 2018.

(6)	Properties were sold to client tenants.
(7)	The weighted average capitalization rate (Annualized GAAP NOI divided by Sales Price) related to sales of income-producing assets in the nine months ended September 30, 2012, was 10.4%.
(8)	Includes a $13.3 million amortizing secured note receivable due in 2014.
(9)

Includes four properties, which the buyers expect to renovate. During the three months ended September 30, 2012, we recognized an aggregate charge for impairment of real estate of approximately $9.8 million to adjust the carrying values of the four properties to their fair value, less costs to sell. We may receive a note receivable in connection with sale of one property. One sale ranging from $42 million to $47 million may close during the three months ended December 31, 2012.

Sale of land parcel

In March 2012, we contributed our 55% ownership interest in a land parcel supporting a future building with 414,000 rentable square feet in the Longwood Medical Area of the Greater Boston market to a newly formed joint venture (the “Restated JV”) with National Development and Charles River Realty Investors, and admitted as a 50% member, Clarion Partners, LLC, resulting in a reduction of our ownership interest from 55% to 27.5%.  The transfer of one-half of our 55% ownership interest in this real estate venture to Clarion Partners, LLC, was accounted for as an in-substance partial sale of an interest in the underlying real estate.  In connection with the sale of one-half of our 55% ownership interest in the land parcel, we received a special distribution of approximately $22.3 million, which included the recognition of a $1.9 million gain on sale of land and approximately $5.4 million from our share of loan refinancing proceeds.  The land parcel we sold in March 2012 did not meet the criteria for discontinued operations since the parcel did not have any significant operations prior to disposition. Pursuant to the presentation and disclosure literature on gains/losses on sales or disposals by REITs required by the Securities and Exchange Commission (“SEC”), gains or losses on sales or disposals by a REIT that do not qualify as discontinued operations are classified below (loss) income from discontinued operations in the income statement.  Accordingly, we classified the $1.9 million gain on sale of land below (loss) income from discontinued operations, net, in the condensed consolidated statements of income.  Our 27.5% share of the land was sold at approximately $31 million (including closing costs), or approximately $275 per rentable square foot.  Upon formation of the Restated JV, the existing $38.4 million secured loan was refinanced with a seven-year (including two one-year extension options) non-recourse $213 million secured construction loan with initial loan proceeds of $50 million.  As of September 30, 2012, the outstanding balance on the construction loan was $56.4 million.  We do not expect our share of capital contributions through the completion of the project to exceed the approximate $22.3 million in net proceeds received in this transaction.  Construction of this $350 million project commenced in April 2012.  The initial occupancy date for this project is expected to be in the fourth quarter of 2014.  The project is 37% pre-leased to Dana-Farber Cancer Institute, Inc.  In addition, Dana-Farber Cancer Institute, Inc. has an option to lease an additional two floors approximating 99,000 rentable square feet, or 24% of the total rentable square feet of the project.  In addition to our economic share of the joint venture, we also expect to earn development and other fees of approximately $3.5 million through 2015, and recurring annual property management fees thereafter, from this project.

ALEXANDRIA REAL ESTATE EQUITIES, INC. ALL RIGHTS RESERVED © 2012	3

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Third Quarter Ended September 30, 2012, Financial and Operating Results

(Unaudited)

“At the market” common stock offering program

In June 2012, we established an “at the market” common stock offering program under which we may sell, from time to time, up to an aggregate of $250.0 million of our common stock through our sales agents, BNY Mellon Capital Markets, LLC and Credit Suisse Securities (USA) LLC, during a three-year period.  During the nine months ended September 30, 2012, we sold an aggregate of 1,366,977 shares of common stock for gross proceeds of approximately $100.0 million at an average stock price of $73.15 and net proceeds of approximately $98.4 million.  This includes the sale of an aggregate of 793,291 shares of common stock for gross proceeds of approximately $59.5 million at an average stock price of $74.97 and net proceeds of approximately $58.5 million during the three months ended September 30, 2012.  As of September 30, 2012, approximately $150.0 million of our common stock remained available for issuance under the “at the market” common stock offering program.

Secured construction loan for development project in San Francisco Bay market

In June 2012, we closed a secured construction loan with aggregate commitments of $55 million.  The construction loan matures in July 2015, and we have an option to extend the stated maturity date of July 1, 2015, by one year, twice, to July 1, 2017.  The construction loan will be used to fund the majority of the cost to complete the development of a 100% pre-leased life science laboratory building with 170,618 rentable square feet at 259 East Grand Avenue in the San Francisco Bay market.  The construction loan bears interest at the London Interbank Offered Rate (“LIBOR”) or the base rate specified in the construction loan agreement, defined as the higher of either the prime rate being offered by our lender or the federal funds rate in effect on the day of borrowing (“Base Rate”), plus in either case a specified margin of 1.50% for LIBOR borrowings or 0.25% for Base Rate borrowings.  As of September 30, 2012, commitments of $53.0 million were available.

Debut 4.60% unsecured senior notes payable offering

In February 2012, we completed the issuance of our 4.60% unsecured senior notes payable due in February 2022.  Net proceeds of approximately $544.6 million were used to repay certain outstanding variable rate bank debt, including the entire $250 million of our 2012 unsecured senior bank term loan (“2012 Unsecured Senior Bank Term Loan”), and approximately $294.6 million of outstanding borrowings under our unsecured senior line of credit.  In connection with the retirement of our 2012 Unsecured Senior Bank Term Loan, we recognized a loss on early extinguishment of debt of approximately $0.6 million related to the write-off of unamortized loan fees for the three months ended March 31, 2012.

Retirement of 3.70% unsecured senior convertible notes

During January 2012, we repurchased approximately $83.8 million in principal amount of our 3.70% unsecured senior convertible notes (“3.70% Unsecured Senior Convertible Notes”) at par, pursuant to options exercised by holders thereof under the indenture governing the notes.  During April 2012, we repurchased the remaining outstanding $1.0 million in principal amount of the notes.  In aggregate, we repurchased approximately $84.8 million in principal amount of the notes and we did not recognize a gain or loss as a result during the six months ended June 30, 2012.

Amendment of $1.5 billion unsecured senior line of credit

In April 2012, we amended our $1.5 billion unsecured senior line of credit with Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc., and Citigroup Global Markets Inc. as joint lead arrangers, and certain lenders, to extend the maturity date of our unsecured senior line of credit, provide an accordion option for up to an additional $500 million, and reduce the interest rate for outstanding borrowings.  The maturity date of the unsecured senior line of credit was extended to April 2017, assuming we exercise our sole right to extend the stated maturity date twice by an additional six months after each exercise.  Borrowings under the unsecured senior line of credit bear interest at LIBOR or the base rate specified in the amended unsecured senior line of credit agreement, plus in either case a specified margin (the “Applicable Margin”).  The Applicable Margin for LIBOR borrowings under the unsecured senior line of credit was set at 1.20%, down from 2.40% in effect immediately prior to the modification.  In addition to the Applicable Margin, our unsecured senior line of credit is subject to an annual facility fee of 0.25%.  In connection with the modification of our unsecured senior line of credit in April 2012, we recognized a loss on early extinguishment of debt of approximately $1.6 million related to the write-off of a portion of unamortized loan fees for the three months ended June 30, 2012.

6.45% series E preferred stock offering

In March 2012, we completed a public offering of 5,200,000 shares of our 6.45% series E cumulative redeemable preferred stock (“Series E Preferred Stock”).  The shares were issued at a price of $25.00 per share, resulting in net proceeds of approximately $124.9 million (after deducting underwriters’ discounts and other offering costs).  The proceeds were initially used to reduce the outstanding borrowings under our unsecured senior line of credit.  We then borrowed funds under our unsecured senior line of credit to redeem our 8.375% series C cumulative redeemable preferred stock (“Series C Preferred Stock”) in April 2012.  The dividends on our Series E Preferred Stock are cumulative and accrue from the date of original issuance.  We pay dividends quarterly in arrears at an annual rate of 6.45%, or $1.6125 per share.  Our Series E Preferred Stock has no stated maturity date, is not subject to any sinking fund or mandatory redemption provisions, and is not redeemable before March 15, 2017, except to preserve our status as a REIT.  On and after March 15, 2017, we may, at our option, redeem the Series E Preferred Stock, in whole or in part, at any time for cash at a redemption price of $25.00 per share, plus any accrued and unpaid dividends on the Series E Preferred Stock up to, but excluding, the redemption date.  In addition, upon the occurrence of a change of control, we may, at our option, redeem the Series E Preferred Stock, in whole or in part within 120 days after the first date on which such change of control occurred, by paying $25.00 per share, plus any accrued and unpaid dividends up to, but excluding, the date of redemption.  Investors in our Series E Preferred Stock generally have no voting rights.

8.375% series C preferred stock redemption

In April 2012, we redeemed all 5,185,500 outstanding shares of our Series C Preferred Stock at a price equal to $25.00 per share, or approximately $129.6 million in aggregate, and paid $0.5234375 per share, representing accumulated and unpaid dividends to the redemption date on such shares.  We recognized a charge of approximately $6.0 million to net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders in March 2012, related to the write-off of original issuance costs of the Series C Preferred Stock.

ALEXANDRIA REAL ESTATE EQUITIES, INC. ALL RIGHTS RESERVED © 2012	4

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Third Quarter Ended September 30, 2012, Financial and Operating Results

(Unaudited)

GUIDANCE

Earnings outlook

Based on our current view of existing market conditions and certain current assumptions, we expect that our earnings per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted and FFO per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted for the year ended December 31, 2012, will be as set forth in the table below.  The table below provides a reconciliation of FFO per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted, as adjusted, a non-GAAP measure, to earnings per share, the most directly comparable GAAP measure.

Guidance for the Year Ended December 31, 2012	Reported on October 26, 2012	Reported on July 30, 2012
Earnings per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted	$1.16 - $1.26	$1.36 - $1.46
Depreciation and amortization	$3.00 - $3.06	$2.93 - $2.99
Gain on sales of property	$(0.06)	$(0.03)
Impairment of real estate	$0.16	–
FFO per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted	$4.32 - $4.36	$4.32 - $4.36
Write-off of unamortized loan fees upon early retirement of the 2012 Unsecured Senior Bank Term Loan	$0.01	$0.01
Write-off of unamortized loan fees upon modification of unsecured senior line of credit	$0.03	$0.03
Preferred stock redemption charge	$0.10	$0.10
Realized gain on equity investment primarily related to one non-tenant life science entity	$(0.09)	$(0.09)
FFO per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted, as adjusted	$4.37 - $4.41	$4.37 - $4.41

Key net operating income projection assumptions:
Same property net operating income growth – cash basis	3% to 4%	3% to 5%
Same property net operating income growth – GAAP basis	Slightly negative/positive	0% to 2%
Rental rate steps on lease renewals and re-leasing of space – cash basis	Slightly negative/positive	Slightly negative/positive
Rental rate steps on lease renewals and re-leasing of space – GAAP basis	Up to 5%	Up to 5%
Straight-line rents	$6.5 million/qtr	$6.5 million/qtr
Amortization of above and below market leases	$0.8 million/qtr	$0.8 million/qtr
Realized gain on equity investment primarily related to one non-tenant life science entity	$5.8 million	$5.8 million

Net operating income, net income, and FFO for the three months ended December 31, 2012

As of September 30, 2012, we had approximately $304.6 million and $277.5 million of construction in progress related to our five North American development and eight North American redevelopment projects, respectively. The completion of these projects, along with recently delivered projects, certain future projects, and contributions from same properties, are expected to contribute significant increases in rental income, net operating income, and cash flows.  Net operating income from continuing operations is projected to increase from $100.8 million for the three months ended September 30, 2012, to a range from $107.5 million to $109.5 million for the three months ended December 31, 2012 (after considering approximately $3.0 million in required reclassifications for discontinued operations).  Operating performance assumptions related to the completion of our North America development and redevelopment projects, including the timing of initial occupancy, stabilization dates, and Initial Stabilized Yields, are included on page 7.  Certain key assumptions regarding our projections, including the impact of various development and redevelopment projects, are included in the tables above, below, and on the following page.

The completion of our development and redevelopment projects will result in increased interest expense and other direct project costs, because these project costs will no longer qualify for capitalization and these costs will be expensed as incurred.  Our projections for general and administrative expenses, capitalization of interest, and interest expense, net, are included in the tables on this page.  Our projections of net operating income are subject to a number of variables and uncertainties, including those discussed under the “Forward-looking Statements” section of Part I, the “Risk Factors” section of Item 1A, and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section under Item 7, of our annual report on Form 10-K for the year ended December 31, 2011.  To the extent our full year earnings guidance is updated during the year, we will provide additional disclosure supporting reasons for any significant changes to such guidance.  Further, we believe net operating income is a key performance indicator and is useful to investors as a performance measure because, when compared across periods, net operating income reflects the impact on operations from trends in occupancy rates, rental rates, and operating costs, providing perspective not immediately apparent from income from continuing operations.

Three Months Ended December 31, 2012 (in millions, except per share amounts)	Reported on October 26, 2012	Reported on July 30, 2012
Net operating income:
Continuing operations	$107.5 - $109.5	$110.5 - $112.5
Incremental dispositions classified in discontinued operations	$3.0	–
Total net operating income	$110.5 - $112.5	$110.5 - $112.5
General and administrative	$11.0 - $12.0	$11.0 - $12.0
Capitalization of interest	$13.6 - $14.6	N/A
Interest	$18.0 - $20.0	$19.5 - $22.5
Depreciation and amortization	$42.6 - $47.7	$42.6 - $47.7
Preferred stock dividends	$6.5	$6.5
Other	$1.0 - $1.4	$1.0 - $1.4
Net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders	$26.9 - $30.9	$26.9 - $30.9
FFO	$72.0 - $73.0	$71.1 - $73.0
FFO per share – diluted	$1.15 - $1.17	$1.15 - $1.17

ALEXANDRIA REAL ESTATE EQUITIES, INC. ALL RIGHTS RESERVED © 2012	5

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Third Quarter Ended September 30, 2012, Financial and Operating Results

(Unaudited)

Sources and uses of capital

We expect that our principal liquidity needs for the year ended December 31, 2012, will be satisfied by the following multiple sources of capital as shown in the table below.  There can be no assurance that our sources and uses of capital will not be materially higher or lower than these expectations.  Our liquidity available under our unsecured senior line of credit and from cash equivalents was approximately $1.2 billion as of September 30, 2012.

	Reported on October 26, 2012						Reported on July 30, 2012
Sources and Uses of Capital for the Year Ended December 31, 2012 (in millions)	Completed		Projected		Total		Total
Sources of capital:
Net cash provided by operating activities less dividends	$53		$28		$81	(1)	$81
Asset and land sales	75		76 - 81	(2)	151 - 156		112
Unsecured senior notes payable	550		–		550		550
Borrowings on secured construction financing	2		22		24		24
Series E Preferred Stock issuance	125		–		125		125
Issuances under “at the market” common stock offering program	98		–	(3)	98		40
Debt, equity, and joint venture capital	51	(4)	57 - 84	(4)	108 - 135		236
Total sources of capital	$954		$183 - 215		$1,137 - 1,169		$1,168

Uses of capital:
Development, redevelopment, and construction	$429		$167		$596	(5)	$646
Notes receivable from asset and land sales	6		13 - 45		19 - 51		–
Acquisitions	46		–		46		46
Secured debt repayments	8		3		11	(6)	11
2012 Unsecured Senior Bank Term Loan repayment	250		–		250		250
3.70% Unsecured Senior Convertible Notes repurchase	85		–		85		85
Series C Preferred Stock redemption	130		–		130		130
Total uses of capital	$954		$183 - 215		$1,137 - 1,169		$1,168

(1)

See table of “Key Net Operating Income Projection Assumptions” and projections table in the “Net Operating Income, Net Income, and FFO for the Three Months Ended December 31, 2012” section on the preceding page.

(2)

Represents an estimate of sources of capital from pending asset and land sales. As noted in “Real Estate Asset Sales” on page 3, we have other incremental dispositions in process aggregating $84.5 million, a portion of which may close during the three months ended December 31, 2012.

(3)	See “Debt, equity, and joint venture capital.”
(4)	Represents an estimate of sources of capital primarily consisting of borrowings under our unsecured senior line of credit and proceeds from our “at the market” common stock offering program.
(5)

See “Investment to Complete” columns in the “Development and Redevelopment Projects in North America” table on the following page for additional details underlying this estimate. The decrease of approximately $50 million from the approximately $646 million previously reported on July 30, 2012, is primarily attributable to the timing of the spending moving from the three months ended December 31, 2012, to the year ended December 31, 2013.

(6)	Based upon contractually scheduled payments or maturity dates.

The key assumptions behind the sources and uses of capital in the table above are a favorable capital market environment and performance of our core operations in areas such as delivery of current and future development and redevelopment projects, leasing activity, and renewals.  Our expected sources and uses of capital are subject to a number of variables and uncertainties, including those discussed under the “Forward-looking statements” section of Part I, the “Risk Factors” section of Item 1A, and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section under Item 7, of our annual report on Form 10-K for the year ended December 31, 2011.  We expect to update our forecast of sources and uses of capital on a quarterly basis.

ALEXANDRIA REAL ESTATE EQUITIES, INC. ALL RIGHTS RESERVED © 2012	6

Development and Redevelopment Projects in North America
September 30, 2012

(Tabular dollar amounts in thousands)

(Unaudited)

	Project RSF			Leased Status RSF					Investment							Initial Stabilized		Project	Occu-	Stabili-
Market – Submarket/	In							% Leased/	September 30, 2012		To Complete				Total at	Yield (1)		Start	pancy	zation
Property	Service	CIP	Total	Leased	Negotiating	Marketing	Total	Negotiating	In Service	CIP	2012		Thereafter		Completion	Cash	GAAP	Date	Date	Date
Development projects in North America
Greater Boston – Cambridge
225 Binney Street	–	303,143	303,143	303,143	–	–	303,143	100%	$–	$84,163	$8,788		$87,322		$180,273	7.5%	8.1%	4Q11	4Q13	4Q13

San Francisco Bay – Mission Bay
499 Illinois Street (2)	–	222,780	222,780	–	–	222,780	222,780	–	$–	$111,219	$2,867		$39,123		$153,209	6.4%	7.2%	2Q11	2Q14	1Q15

San Francisco Bay – South SF
259 East Grand Avenue (3)	–	170,618	170,618	170,618	–	–	170,618	100%	$–	$45,226	$13,498	(3)	$22,137	(3)	$80,861	7.8-8.2%	7.8-8.2%	1Q12	4Q12	4Q12
400/450 East Jamie Court	99,694	63,342	163,036	127,732	–	35,304	163,036	78%	$58,481	$39,340	$5,962		$9,230		$113,013	4.2%	4.3%	4Q06	3Q11	2Q13
Other - 400/450 East Jamie Court (4)									$20,659	$(20,659)

San Diego – University Town Center
5200 Illumina Way	–	127,373	127,373	127,373	–	–	127,373	100%	$–	$45,330	$2,229		$1,741		$49,300	7.0%	10.8%	4Q10	4Q12	4Q12
Development projects in North America	99,694	887,256	986,950	728,866	–	258,084	986,950	74%	$79,140	$304,619	$33,344		$159,553		$576,656

Redevelopment projects in North America
Greater Boston – Cambridge
400 Technology Square	–	212,123	212,123	169,939	–	42,184	212,123	80%	$–	$111,297	$15,891		$17,500		$144,688	8.1%	8.9%	4Q11	4Q12	4Q13

Seattle – Lake Union
1551 Eastlake Avenue	65,342	52,141	117,483	74,914	8,000	34,569	117,483	71%	$36,148	$20,366	$2,730		$4,766		$64,010	6.7%	6.7%	4Q11	4Q11	4Q13

Suburban and other redevelopment projects	18,461	326,262	344,723	211,388	55,270	78,065	344,723	77%	$11,840	$151,650	$7,504		$37,590		$208,584
Other – suburban and other redevelopment projects (4)									$5,807	$(5,807)
Redevelopment projects in North America	83,803	590,526	674,329	456,241	63,270	154,818	674,329	77%	$53,795	$277,506	$26,125		$59,856		$417,282

Total development and redevelopment projects in North America	183,497	1,477,782	1,661,279	1,185,107	63,270	412,902	1,661,279	75%	$132,935	$582,125	$59,469		$219,409		$993,938

(1)

As of September 30, 2012, 96% of our overall leases contained annual rent escalations that were either fixed or based on a consumer price index or another index. Our Initial Stabilized Yield on a cash basis reflects cash rents upon stabilization and does not reflect contractual rent escalations beyond the stabilization date. We expect, on average, our contractual cash rents related to our value-added projects to increase over time.

(2)

The cash and GAAP Initial Stabilized Yields related to the development of 499 Illinois Street declined by approximately 0.3% and 0.2%, respectively, to allow for a slightly longer absorption period. Despite this change, we still expect to achieve overall yields for the entire project (including the occupied portion of 409 Illinois) within our original expectations of 6.5%-7.0% and 7.2%-7.6% for cash and GAAP, respectively.

(3)	Funding for this project will be provided primarily by the $55 million secured construction loan we closed in June 2012.
(4)

As of the period end, some portion of the real estate basis associated with the rentable square feet under development or redevelopment was classified as in service because activities necessary to prepare the asset for its intended use were no longer in process. In the near future, we anticipate recommencing activities necessary to prepare the asset for its intended use upon execution of leasing and final decisions related to design of each space.

ALEXANDRIA REAL ESTATE EQUITIES, INC. ALL RIGHTS RESERVED © 2012	7

Third Quarter Ended September 30, 2012, Financial and Operating Results

EARNINGS CALL INFORMATION

We will host a conference call on Monday, October 29, 2012, at 3:00 p.m. Eastern Time (“ET”)/12:00 p.m. noon Pacific Time (“PT”) that is open to the general public to discuss our financial and operating results for the three months and nine months ended September 30, 2012.  To participate in this conference call, dial (800) 447-0521 or (847) 413-3238 and confirmation code 33218271, shortly before 3:00 p.m. ET/12:00 p.m. noon PT.  The audio web cast can be accessed at: www.are.com, in the “For Investors” section.  A replay of the call will be available for a limited time from 5:30 p.m. ET/2:30 p.m. PT on Monday, October 29, 2012.  The replay number is (888) 843-7419 or (630) 652-3042 and the confirmation code is 33218271.

Additionally, a copy of this Earnings Press Release and Supplemental Information for the third quarter ended September 30, 2012, are available in the “For Investors” section of our website at www.are.com.

About the Company

Alexandria Real Estate Equities, Inc. (NYSE: ARE), a self-administered and self-managed REIT, is the largest and leading investment-grade REIT focused principally on owning, operating, developing, redeveloping, and acquiring high-quality, sustainable real estate for the broad and diverse life science industry.  Founded in 1994, Alexandria was the first REIT to identify and pursue the laboratory niche and has since had the first-mover advantage in every core life science cluster location including Greater Boston, San Francisco Bay, San Diego, New York City, Seattle, Suburban Washington, D.C., and Research Triangle Park. Alexandria’s high-credit client tenants span the life science industry, including renowned academic and medical institutions, multinational pharmaceutical companies, public and private biotechnology entities, United States government research agencies, medical device companies, industrial biotech companies, venture capital firms, and life science product and service companies. As the recognized real estate partner of the life science industry, Alexandria has a superior track record in driving client tenant productivity and innovation through its best-in-class laboratory and office space, collaborative locations adjacent to leading academic and medical institutions, unparalleled life science real estate expertise and services, and longstanding and expansive network in the life science community, which we believe result in higher occupancy levels, longer lease terms, higher rental income, higher returns, and greater long-term asset value. For additional information on Alexandria Real Estate Equities, Inc., please visit www.are.com.

***********

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements include, without limitation, statements regarding our 2012 earnings per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted, 2012 FFO per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted, net operating income, and net income, for the year ended December 31, 2012, and our projected sources and uses of capital in 2012.  Our actual results may differ materially from those projected in such forward-looking statements.  Factors that might cause such a difference include, without limitation, our failure to obtain capital (debt, construction financing, and/or equity) or refinance debt maturities, increased interest rates and operating costs, adverse economic or real estate developments in our markets, our failure to successfully complete and lease our existing space held for redevelopment and new properties acquired for that purpose and any properties undergoing development, our failure to successfully operate or lease acquired properties, decreased rental rates or increased vacancy rates or failure to renew or replace expiring leases, defaults on or non-renewal of leases by client tenants, general and local economic conditions, and other risks and uncertainties detailed in our filings with the SEC.  All forward-looking statements are made as of the date of this press release, and we assume no obligation to update this information.  For more discussion relating to risks and uncertainties that could cause actual results to differ materially from those anticipated in our forward-looking statements, and risks to our business in general, please refer to our SEC filings, including our most recent annual report on Form 10-K and any subsequent quarterly reports on Form 10-Q.

ALEXANDRIA REAL ESTATE EQUITIES, INC. ALL RIGHTS RESERVED © 2012	8

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Condensed Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended					Nine Months Ended
	9/30/12	6/30/12	3/31/12	12/31/11	9/30/11	9/30/12	9/30/11
Revenues:
Rental	$108,367	$106,463	$103,417	$104,634	$102,353	$318,247	$309,532
Tenant recoveries	34,448	32,172	32,386	33,031	33,226	99,006	95,270
Other income	2,640	9,381	2,629	1,584	2,475	14,650	4,178
Total revenues	145,455	148,016	138,432	139,249	138,054	431,903	408,980

Expenses:
Rental operations	44,614	42,359	40,911	41,553	40,859	127,884	118,014
General and administrative	12,485	12,309	10,358	10,601	10,289	35,152	30,528
Interest	17,094	17,922	16,227	14,757	14,273	51,243	48,621
Depreciation and amortization	47,176	51,276	42,326	39,762	38,747	140,778	113,326
Total expenses	121,369	123,866	109,822	106,673	104,168	355,057	310,489
Income from continuing operations before loss on early extinguishment of debt	24,086	24,150	28,610	32,576	33,886	76,846	98,491

Loss on early extinguishment of debt	–	(1,602)	(623)	–	(2,742)	(2,225)	(6,485)
Income from continuing operations	24,086	22,548	27,987	32,576	31,144	74,621	92,006

(Loss) income from discontinued operations:
Income from discontinued operations before impairment of real estate	4,018	3,093	2,924	2,886	2,799	10,035	8,873
Impairment of real estate	(9,799)	–	–	–	(994)	(9,799)	(994)
(Loss) income from discontinued operations, net	(5,781)	3,093	2,924	2,886	1,805	236	7,879

Gain on sale of land parcel	–	–	1,864	–	46	1,864	46
Net income	18,305	25,641	32,775	35,462	32,995	76,721	99,931

Net income attributable to noncontrolling interests	828	851	711	1,142	966	2,390	2,833
Dividends on preferred stock	6,471	6,903	7,483	7,090	7,089	20,857	21,267
Preferred stock redemption charge	–	–	5,978	–	–	5,978	–
Net income attributable to unvested restricted stock awards	360	271	235	270	278	866	818
Net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders	$10,646	$17,616	$18,368	$26,960	$24,662	$46,630	$75,013

Earnings per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – basic and diluted:
Continuing operations	$0.26	$0.24	$0.25	$0.39	$0.37	$0.75	$1.15
Discontinued operations, net	(0.09)	0.05	0.05	0.05	0.03	–	0.14
Earnings per share – basic and diluted	$0.17	$0.29	$0.30	$0.44	$0.40	$0.75	$1.29

Weighted average shares of common stock outstanding for calculating earnings per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – basic	62,364,210	61,663,367	61,507,807	61,427,495	61,295,659	61,847,023	58,271,270
Dilutive effect of stock options	–	173	1,160	3,939	8,310	448	13,475
Weighted average shares of common stock outstanding for calculating earnings per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted	62,364,210	61,663,540	61,508,967	61,431,434	61,303,969	61,847,471	58,284,745

ALEXANDRIA REAL ESTATE EQUITIES, INC. ALL RIGHTS RESERVED © 2012	9

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2012	2012	2012	2011	2011
Assets
Investments in real estate, net	$6,300,027	$6,208,354	$6,113,252	$6,008,440	$5,925,292
Cash and cash equivalents	94,904	80,937	77,361	78,539	73,056
Restricted cash	44,863	41,897	39,803	23,332	27,929
Tenant receivables	10,124	6,143	8,836	7,480	6,599
Deferred rent	160,914	155,295	150,515	142,097	132,954
Deferred leasing and financing costs, net	152,021	151,355	143,754	135,550	134,366
Investments	107,808	104,454	98,152	95,777	88,777
Other assets	94,356	93,304	86,418	82,914	66,583
Total assets	$6,965,017	$6,841,739	$6,718,091	$6,574,129	$6,455,556

Liabilities, Noncontrolling Interests, and Equity
Secured notes payable	$719,350	$719,977	$721,715	$724,305	$760,882
Unsecured senior notes payable	549,794	549,783	550,772	84,959	84,484
Unsecured senior line of credit	413,000	379,000	167,000	370,000	814,000
Unsecured senior bank term loans	1,350,000	1,350,000	1,350,000	1,600,000	1,000,000
Accounts payable, accrued expenses, and tenant security deposits	376,785	348,037	323,002	325,393	330,044
Dividends payable	39,468	38,357	36,962	36,579	35,287
Preferred stock redemption liability	–	–	129,638	–	–
Total liabilities	3,448,397	3,385,154	3,279,089	3,141,236	3,024,697

Commitments and contingencies

Redeemable noncontrolling interests	15,610	15,817	15,819	16,034	15,931

Alexandria Real Estate Equities, Inc.’s stockholders’ equity:
Series C Preferred Stock	–	–	–	129,638	129,638
Series D Convertible Preferred Stock	250,000	250,000	250,000	250,000	250,000
Series E Preferred Stock	130,000	130,000	130,000	–	–
Common stock	632	622	616	616	614
Additional paid-in capital	3,094,987	3,053,269	3,022,242	3,028,558	3,025,444
Accumulated other comprehensive loss	(19,729)	(37,370)	(23,088)	(34,511)	(32,202)
Alexandria Real Estate Equities, Inc.’s stockholders’ equity	3,455,890	3,396,521	3,379,770	3,374,301	3,373,494
Noncontrolling interests	45,120	44,247	43,413	42,558	41,434
Total equity	3,501,010	3,440,768	3,423,183	3,416,859	3,414,928
Total liabilities, noncontrolling interests, and equity	$6,965,017	$6,841,739	$6,718,091	$6,574,129	$6,455,556

ALEXANDRIA REAL ESTATE EQUITIES, INC. ALL RIGHTS RESERVED © 2012	10

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Funds From Operations and Adjusted Funds From Operations

(Dollars in thousands, except per share amounts)

(Unaudited)

The following table presents a reconciliation of net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – basic, the most directly comparable financial measure presented in accordance with GAAP, to FFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted, FFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted, as adjusted, and AFFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted for the periods below:

	Three Months Ended					Nine Months Ended
	9/30/12	6/30/12	3/31/12	12/31/11	9/30/11	9/30/12	9/30/11
Net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – basic	$10,646	$17,616	$18,368	$26,960	$24,662	$46,630	$75,013
Depreciation and amortization	48,173	52,355	43,405	40,966	39,990	143,933	117,060
Gain on sale of real estate	(1,562)	(2)	–	–	–	(1,564)	–
Impairment of real estate	9,799	–	–	–	994	9,799	994
Gain on sale of land parcel	–	–	(1,864)	–	(46)	(1,864)	(46)
Amount attributable to noncontrolling interests/unvested stock awards:
Net income	1,188	1,122	946	1,412	1,244	3,256	3,651
FFO	(1,148)	(1,133)	(1,156)	(1,539)	(1,580)	(3,452)	(4,877)
FFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – basic	67,096	69,958	59,699	67,799	65,264	196,738	191,795
Assumed conversion of 8.00% Unsecured Senior Convertible Notes	5	6	5	5	4	16	16
FFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted	67,101	69,964	59,704	67,804	65,268	196,754	191,811
Realized gain on equity investment primarily related to one non-tenant life science entity	–	(5,811)	–	–	–	(5,811)	–
Loss on early extinguishment of debt	–	1,602	623	–	2,742	2,225	6,485
Preferred stock redemption charge	–	–	5,978	–	–	5,978	–
Allocation to unvested restricted stock awards	–	35	(53)	–	(38)	(21)	(59)
FFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted, as adjusted	$67,101	$65,790	$66,252	$67,804	$67,972	$199,125	$198,237

Non-incremental revenue-enhancing capital expenditures:
Building improvements	(935)	(594)	(210)	(675)	(550)	(1,739)	(1,856)
Tenant improvements and leasing commissions	(1,844)	(2,148)	(2,019)	(6,083)	(2,119)	(6,011)	(4,517)
Straight-line rent	(5,225)	(5,195)	(8,796)	(9,558)	(7,647)	(19,216)	(17,239)
Straight-line rent on ground leases	201	1,207	1,406	1,221	1,143	2,814	3,483
Capitalized income from development projects	50	72	478	537	930	600	3,436
Amortization of acquired above and below market leases	(778)	(778)	(800)	(812)	(940)	(2,356)	(8,520)
Amortization of loan fees	2,470	2,214	2,643	2,551	2,144	7,327	6,749
Amortization of debt premiums/discounts	112	110	179	565	750	401	3,254
Stock compensation	3,845	3,274	3,293	3,306	3,344	10,412	8,449
Allocation to unvested restricted stock awards	19	15	31	80	31	67	61
AFFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted	$65,016	$63,967	$62,457	$58,936	$65,058	$191,424	$191,537

The following table presents a reconciliation of net income per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders - basic, to FFO per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders - diluted, FFO per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted, as adjusted, and AFFO per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders - diluted for the periods below.  For the computation of the weighted average shares used to compute the per share information, refer to the “Definitions and Other Information” section in our supplemental information:

	Three Months Ended					Nine Months Ended
	9/30/12	6/30/12	3/31/12	12/31/11	9/30/11	9/30/12	9/30/11
Net income per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – basic	$0.17	$0.29	$0.30	$0.44	$0.40	$0.75	$1.29
Depreciation and amortization	0.78	0.84	0.70	0.67	0.65	2.34	2.00
Gain on sale of real estate	(0.03)	–	–	–	–	(0.03)	–
Impairment of real estate	0.16	–	–	–	0.02	0.16	0.02
Gain on sale of land parcel	–	–	(0.03)	–	–	(0.03)	–
Amount attributable to noncontrolling interests/unvested stock awards:
Net income	0.02	0.02	0.02	0.02	0.02	0.05	0.06
FFO	(0.02)	(0.02)	(0.02)	(0.03)	(0.03)	(0.06)	(0.08)
FFO per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – basic	1.08	1.13	0.97	1.10	1.06	3.18	3.29
Assumed conversion of 8.00% Unsecured Senior Convertible Notes	–	–	–	–	–	–	–
FFO per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted	1.08	1.13	0.97	1.10	1.06	3.18	3.29
Realized gain on equity investment primarily related to one non-tenant life science entity	–	(0.09)	–	–	–	(0.09)	–
Loss on early extinguishment of debt	–	0.03	0.01	–	0.05	0.03	0.11
Preferred stock redemption charge	–	–	0.10	–	–	0.10	–
FFO per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted, as adjusted	$1.08	$1.07	$1.08	$1.10	$1.11	$3.22	$3.40

Non-incremental revenue-enhancing capital expenditures:
Building improvements	(0.01)	(0.01)	–	(0.01)	(0.01)	(0.03)	(0.03)
Tenant improvements and leasing commissions	(0.03)	(0.03)	(0.03)	(0.10)	(0.03)	(0.10)	(0.08)
Straight-line rent	(0.08)	(0.08)	(0.14)	(0.16)	(0.12)	(0.31)	(0.30)
Straight-line rent on ground leases	–	0.02	0.02	0.02	0.02	0.05	0.06
Capitalized income from development projects	–	–	0.01	0.01	0.02	0.01	0.06
Amortization of acquired above and below market leases	(0.01)	(0.01)	(0.01)	(0.01)	(0.02)	(0.04)	(0.15)
Amortization of loan fees	0.03	0.03	0.04	0.05	0.03	0.11	0.13
Amortization of debt premiums/discounts	–	–	–	0.01	0.01	0.01	0.06
Stock compensation	0.06	0.05	0.05	0.05	0.05	0.17	0.14
AFFO per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted	$1.04	$1.04	$1.02	$0.96	$1.06	$3.09	$3.29

ALEXANDRIA REAL ESTATE EQUITIES, INC. ALL RIGHTS RESERVED © 2012	11

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Non-GAAP Measures

(Tabular dollar amounts in thousands)

(Unaudited)

Funds from operations and funds from operations, as adjusted

GAAP basis accounting for real estate assets utilizes historical cost accounting and assumes real estate values diminish over time.  In an effort to overcome the difference between real estate values and historical cost accounting for real estate assets, the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) established the measurement tool of FFO.  Since its introduction, FFO has become a widely used non-GAAP financial measure among equity REITs.  We believe that FFO is helpful to investors as an additional measure of the performance of an equity REIT.  Moreover, we believe that FFO, as adjusted, is also helpful because it allows investors to compare our performance to the performance of other real estate companies between periods, and on a consistent basis, without having to account for differences caused by investment decisions, financing decisions, terms of securities, capital structures, and capital market transactions. We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its April 2002 white paper and related implementation guidance (“NAREIT White Paper”). The NAREIT White Paper defines FFO as net income (computed in accordance with GAAP), excluding gains (losses) from sales and impairments of real estate, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.  Impairments of real estate relate to decreases in the estimated fair value of real estate due to changes in general market conditions and do not necessarily reflect the operating performance of the properties during the corresponding period.  Impairments of real estate represent the non-cash write-down of assets when fair value over the recoverability period is less than the carrying value.  We compute FFO, as adjusted, as FFO calculated in accordance with the NAREIT White Paper, plus losses from early extinguishment of debt and preferred stock redemption charges, less realized gain on equity investment primarily related to one non-tenant life science entity, and the amount of such items which are allocable to our unvested restricted stock awards. Our calculations of both FFO and FFO, as adjusted, may differ from those methodologies utilized by other equity REITs for similar performance measurements, and, accordingly, may not be comparable to other equity REITs.  Neither FFO nor FFO, as adjusted, should be considered as an alternative to net income (determined in accordance with GAAP) as an indication of financial performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of liquidity, nor are they indicative of the availability of funds for our cash needs, including funds available to make distributions.

Adjusted funds from operations

AFFO is a non-GAAP financial measure that we use as a supplemental measure of our performance.  We compute AFFO by adding to or deducting from FFO, as adjusted: (1) non-incremental revenue-enhancing capital expenditures, tenant improvements, and leasing commissions (excludes redevelopment expenditures); (2) effects of straight-line rent and straight-line rent on ground leases; (3) capitalized income from development projects; (4) amortization of acquired above and below market leases, loan fees, and debt premiums/discounts; (5) non-cash compensation expense; and (6) allocation of AFFO attributable to unvested restricted stock awards.

We believe that AFFO is a useful supplemental performance measure because it further adjusts to: (1) deduct certain expenditures which, although capitalized and included in depreciation expense, do not enhance the revenue or cash flows of our properties; (2) eliminate the effect of straight-lining our rental income and capitalizing income from development projects in order to reflect the actual amount of contractual rents due in the period presented; and (3) eliminate the effect of non-cash items that are not indicative of our core operations and do not actually reduce the amount of cash generated by our operations.  We believe that eliminating the effect of non-cash charges related to stock-based compensation facilitates a comparison of our operations across periods and among other equity REITs without the variances caused by different valuation methodologies, the volatility of the expense (which depends on market forces outside of our control), and the assumptions and the variety of award types that a company can use.  We believe that AFFO provides useful information by excluding certain items that are not representative of our core operating results because such items are dependent upon historical costs or subject to judgmental valuation inputs and the timing of our decisions.

AFFO is not intended to represent cash flow for the period, and is only intended to provide an additional measure of performance.  We believe that net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders is the most directly comparable GAAP financial measure to AFFO.  We believe that AFFO is a widely recognized measure of the operations of equity REITs, and presenting AFFO will enable investors to assess our performance in comparison to other equity REITs.  However, other equity REITs may use different methodologies for calculating AFFO and, accordingly, our AFFO may not be comparable to AFFO calculated by other equity REITs.  AFFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of financial performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions.

Net operating income

Net operating income is a non-GAAP financial measure equal to income from continuing operations, the most directly comparable GAAP financial measure, plus loss on early extinguishment of debt, depreciation and amortization, interest expense, and general and administrative expense.  We believe net operating income provides useful information to investors regarding our financial condition and results of operations because it reflects primarily those income and expense items that are incurred at the property level.  Therefore, we believe net operating income is a useful measure for evaluating the operating performance of our real estate assets.  Net operating income on a cash basis is net operating income on a GAAP basis, adjusted to exclude the effect of straight-line rent adjustments required by GAAP.  We believe that net operating income on a cash basis is helpful to investors as an additional measure of operating performance because it eliminates straight-line rent adjustments to rental revenue.

Further, we believe net operating income is useful to investors as a performance measure, because when compared across periods, net operating income reflects the impact on operations from trends in occupancy rates, rental rates, and operating costs, providing perspective not immediately apparent from income from continuing operations.  Net operating income excludes certain components from income from continuing operations in order to provide results that are more closely related to the results of operations of our properties.  For example, interest expense is not necessarily linked to the operating performance of a real estate asset and is often incurred at the corporate level rather than at the property level.  In addition, depreciation and amortization, because of historical cost accounting and useful life estimates, may distort operating performance at the property level.  Property operating expenses that are included in determining net operating income consist of costs that are related to our operating properties, such as utilities, repairs and maintenance, rental expense related to ground leases, contracted services, such as janitorial, engineering, and landscaping, property taxes and insurance, and property level salaries.  General and administrative expenses consist primarily of accounting and corporate compensation, corporate insurance, professional fees, office rent, and office supplies, that are incurred as part of corporate office management. Net operating income presented by us may not be comparable to net operating income reported by other equity REITs that define net operating income differently.  We believe that in order to facilitate a clear understanding of our operating results, net operating income should be examined in conjunction with income from continuing operations as presented in our condensed consolidated statements of income.  Net operating income should not be considered as an alternative to income from continuing operations as an indication of our performance, or as an alternative to cash flows as a measure of liquidity, or our ability to make distributions.  The following table presents a reconciliation of net operating income to income from continuing operations:

	Three Months Ended		Nine Months Ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Total revenues	$145,455	$138,054	$431,903	$408,980
Rental operating expenses	44,614	40,859	127,884	118,014
Net operating income	100,841	97,195	304,019	290,966
Operating margins	69%	70%	70%	71%
General and administrative	12,485	10,289	35,152	30,528
Interest	17,094	14,273	51,243	48,621
Depreciation and amortization	47,176	38,747	140,778	113,326
Loss on early extinguishment of debt	–	2,742	2,225	6,485
Income from continuing operations	$24,086	$31,144	$74,621	$92,006

ALEXANDRIA REAL ESTATE EQUITIES, INC. ALL RIGHTS RESERVED © 2012	12